UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 1, 2013

KINDER MORGAN ENERGY PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-11234 (Commission File Number)	76-0380342 (I.R.S. Employer Identification No.)

1001 Louisiana Street, Suite 1000
Houston, Texas 77002
(Address of principal executive offices, including zip code)

713-369-9000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On May 1, 2013, Kinder Morgan Energy Partners, L.P. (“Kinder Morgan”) completed the acquisition of Copano Energy, L.L.C. (“Copano”) pursuant to the Agreement and Plan of Merger dated January 29, 2013 (the “Merger Agreement”), by and among Kinder Morgan, Copano, Kinder Morgan G.P., Inc., the general partner of Kinder Morgan, and Javelina Merger Sub LLC, a direct, wholly owned subsidiary of Kinder Morgan (“Merger Sub”).  Pursuant to the Merger Agreement, Merger Sub was merged with and into Copano, with Copano surviving the merger as a wholly owned subsidiary of Kinder Morgan (the “Merger”).

Under the Merger Agreement, at the effective time of the Merger, each Copano common unit issued and outstanding or deemed issued and outstanding immediately prior to the effective time was converted into the right to receive 0.4563 Kinder Morgan common units.  Copano unitholders will receive cash for any fractional Kinder Morgan common units that they would otherwise receive in the Merger. In connection with the Merger, Kinder Morgan will issue approximately 43.4 million common units to former Copano unitholders and equity award holders.

The foregoing description of the Merger Agreement and the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Exhibit 2.1 to Kinder Morgan’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 4, 2013 and incorporated herein by reference.

Item 8.01.  Other Events.

On May 1, 2013, Kinder Morgan issued a press release announcing the completion of the Merger. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

99.1                        Press release dated May 1, 2013.

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINDER MORGAN ENERGY PARTNERS, L.P.

	By:	KINDER MORGAN G.P., INC.,
its general partner

		By:	KINDER MORGAN MANAGEMENT, LLC,
its delegate

Dated: May 1, 2013			By:	/s/ Kimberly A. Dang
Kimberly A. Dang
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated May 1, 2013.